Exhibit 99.1

Hercules Capital Reports Second Quarter 2020 Financial Results

Record Available Liquidity of $510.9 Million

Record Total Debt Investments of $2.28 Billion, at Cost

New Debt and Equity Commitments of $266.2 Million

Undistributed Earnings Spillover of $73.2 Million, or $0.64(1) per Ending Shares Outstanding

Surpassed $1.0 Billion in Cumulative Shareholder Distributions since IPO in June 2005

Q2 2020 Financial Achievements and Highlights

●	Net Investment Income “NII” of $35.7 million, or $0.32 per share
●	Provides 100% coverage of base distribution payout
●	Total Investment Income of $68.0 million
●	$510.9 million of available liquidity, subject to existing terms and covenants
●	New debt and equity commitments of $266.2 million
●	Total gross fundings of $132.3 million
●	Unscheduled early principal repayments or “early loan repayments” of $85.4 million
●	12.7% Return on Average Equity “ROAE” (NII/Average Equity)
●	6.0% Return on Average Assets “ROAA” (NII/Average Assets)
●	GAAP leverage of 110.0% and regulatory leverage of 100.5%(2)
●	Net Asset Value “NAV” increased to $10.19 from $9.92, up 2.7% from Q1 2020
●	12.2% GAAP Effective Yield and 11.5% Core Yield(3), a non-GAAP measure

Year-to-date ending June 30, 2020 Financial Highlights

●	NII of $76.3 million, or $0.69 per share, an increase of 18.6%, compared to $64.3 million for the six months ending June 30, 2019

●	Total investment income of $141.6 million, an increase of 10.6%, compared to $128.1 million for the six months ending June 30, 2019
●	New equity and debt commitments of $523.0 million
●	Total fundings of $365.9 million
●	Net debt investment portfolio growth of $108.8 million
●	Unscheduled early loan repayments of $235.9 million

Footnotes:

(1)	$0.66 per Weighted Average Shares Outstanding
(2)	Regulatory leverage represents debt-to-equity ratio, excluding our Small Business Administration “SBA” debenture
(3)	Core Yield excludes early loan repayments and one-time fees, and includes income and fees from expired commitments

PALO ALTO, Calif., July 30, 2020 - Hercules Capital, Inc. (NYSE: HTGC) (“Hercules” or the “Company”), the largest and leading specialty financing provider to innovative venture, growth and established stage companies backed by some of the leading and top-tier venture capital and select private equity firms, today announced its financial results for the second quarter ended June 30, 2020.

“During the second quarter, we originated total commitments of $266.2 million which modestly grew our debt investment portfolio to a record $2.28 billion at cost, and our net interest income fully covered our base shareholder distribution,” stated Scott Bluestein, chief executive officer and chief investment officer of Hercules. “Further, core yields were within our targeted range of 11.0 to 12.0 percent, and fully reflected the Fed Funds cuts of 150 basis points.”

Bluestein added, “Throughout the first half of the year, we have been vigilantly monitoring our portfolio companies and their future liquidity needs in the face of the economic uncertainty associated with the ongoing global health pandemic. Furthermore, we strategically tapped our equity ATM program to enhance our liquidity position to $510.9 million and used the proceeds to deleverage the balance sheet. By implementing steps such as these we feel we are entering the second half of 2020 from a position of strength.”

Q2 2020 Review and Operating Results

Debt Investment Portfolio

Hercules delivered new debt and equity commitments totaling $266.2 million and gross fundings totaling $132.3 million.

During the second quarter, Hercules realized early loan repayments of $85.4 million, which along with normal scheduled amortization of $16.3 million, resulted in total debt repayments of $101.7 million.

The new debt investment origination and funding activities lead to net debt investment portfolio growth of $36.0 million during the first quarter, on a cost basis.

The Company’s total investment portfolio, (at cost and fair value) by category, quarter-over-quarter is highlighted below:

Total Investment Portfolio: Q2 2020 to Q1 2020

(in millions)	Debt	Equity	Warrants	Total Portfolio
Balances at Cost at 3/31/20	$2,242.9	$190.3	$33.1	$2,466.3
New fundings(a)	130.4	1.0	0.9	132.3
Warrants not related to Q2 2020 fundings	—	—	(0.3)	(0.3)
Early payoffs(b)	(85.4)	—	—	(85.4)
Principal payments received on investments	(16.3)	—	—	(16.3)
Net changes attributed to conversions, liquidations, and fees	7.3	0.4	(2.9)	4.8
Net activity during Q2 2020	36.0	1.4	(2.3)	35.1
Balances at Cost at 6/30/20	$2,278.9	$191.7	$30.8	$2,501.4

Balances at Value at 3/31/20	$2,195.6	$94.5	$12.4	$2,302.5
Net activity during Q2 2020	36.0	1.4	(2.3)	35.1
Net change in unrealized appreciation (depreciation)	(15.3)	29.8	11.4	25.9
Total net activity during Q2 2020	20.7	31.2	9.1	61.0
Balances at Value at 6/30/20	$2,216.3	$125.7	$21.5	$2,363.5

(a)New fundings amount includes $3.6 million of fundings associated with revolver loans during Q2 2020.
(b)Early payoffs include $575k of paydowns on revolvers during Q2 2020.

Debt Investment Portfolio Balances by Quarter

(in millions)	Q2 2020	Q1 2020	Q4 2019	Q3 2019	Q2 2019

Ending Balance at Cost	$2,278.9	$2,242.9	$2,170.1	$2,101.3	$2,077.2

Weighted Average Balance	$2,248.0	$2,178.0	$2,164.0	$2,061.0	$1,939.0

Debt Investment Portfolio Composition by Quarter

(% of debt investment portfolio)	Q2 2020	Q1 2020	Q4 2019	Q3 2019	Q2 2019

First Lien Senior Secured	83.5%	83.0%	84.0%	84.8%	81.8%

Floating Rate w/Floors	97.9%	97.8%	97.4%	97.6%	97.7%

Effective Portfolio Yield and Core Portfolio Yield (“Core Yield”)

The effective yield on Hercules’ debt investment portfolio was 12.2% during Q2 2020, as compared to 13.6% for Q1 2020. The Company realized $85.4 million of early loan repayments in Q2 2020 compared to $150.5 million in Q1 2020, or a decrease of 43.3%. Effective yields generally include the effects of fees and income accelerations attributed to early loan repayments, and other one-time events. Effective yields are materially impacted by the elevated or reduced levels of early loan repayments and derived by dividing total investment income by the weighted average earning investment portfolio assets outstanding during the quarter, which excludes non-interest earning assets such as warrants and equity investments.

Core yield, a non-GAAP measure, was 11.5% during Q2 2020, within the Company’s expected range of 11.0% to 12.0%, and decreased compared to 11.8% in Q1 2020. Hercules defines core yield as yields that generally exclude any benefit from income related to early repayments attributed to the acceleration of unamortized income and prepayment fees and includes income from expired commitments.

Income Statement

Total investment income decreased to $68.0 million for Q2 2020, compared to $69.3 million in Q2 2019, a decrease of 1.9% year-over-year. The decrease is primarily attributable to lower core yields due to the impact of the Fed Funds cut in March 2020 and a decrease in early loan repayments between periods.

Non-interest and fee expenses were $15.6 million in Q2 2020 versus $18.8 million for Q2 2019. The decrease was due to lower compensation and benefits and a decrease in stock-based compensation expenses.

Interest expense and fees were $16.7 million in Q2 2020, compared to $15.2 million in Q2 2019. The increase was due to higher weighted-average borrowings between periods.

The Company had a weighted average cost of borrowings comprised of interest and fees, of 5.0% in Q2 2020, as compared to 5.2% for Q2 2019.

NII – Net Investment Income

NII for Q2 2020 was $35.7 million, or $0.32 per share, based on 111.6 million basic weighted average shares outstanding, compared to $35.3 million, or $0.36 per share, based on 98.2 million basic weighted average shares outstanding in Q2 2019, an increase of 1.2% year-over-year. The increase is attributable to a higher average debt investment balance between periods and a decrease in compensation and benefits and stock-based compensation expenses offset by lower core yields and a decrease in early loan repayments.

Continued Credit Discipline and Strong Credit Performance

Hercules’ net cumulative realized gain/(loss) position, since its first origination activities in October 2004 through June 30, 2020, (including net loan, warrant and equity activity) on investments, totaled ($16.5) million, on a GAAP basis, spanning over 15 years of investment activities.

When compared to total new debt investment commitments during the same period of over $10.5 billion, the total realized gain/(loss) since inception of ($16.5) million represents approximately 16 basis points “bps,” or 0.16%, of cumulative debt commitments, or an effective annualized loss rate of 1.0 bps, or 0.01%.

Realized Gains/(Losses)

During Q2 2020, Hercules had net realized gains/(losses) of $141,000 primarily from gross realized gains of $2.5 million from the sale of our public equity holdings, partially offset by the gross realized losses of ($2.4) million primarily from the liquidation or write-off of certain of our equity and warrant positions during the quarter.

Unrealized Appreciation/(Depreciation)

During Q2 2020, Hercules recorded $25.9 million of net unrealized appreciation primarily related to the mark-to-market recovery of our public equity and warrant investments, as well as our private equity investments and debt investments.

Portfolio Asset Quality

As of June 30, 2020, the weighted average grade of the debt investment portfolio, at fair value, improved to 2.30, compared to 2.34 as of March 31, 2020, based on a scale of 1 to 5, with 1 being the highest quality. Hercules’ policy is to generally adjust the credit grading down on its portfolio companies as they approach their expected need for additional growth equity capital to fund their respective operations for the next 9-14 months. Various companies in the Company’s portfolio will require additional rounds of funding from time to time to maintain their operations.

Additionally, Hercules may selectively downgrade portfolio companies, from time to time, if they are not meeting the Company’s financing criteria, or underperforming relative to their respective business plans.

As of June 30, 2020, grading of the debt investment portfolio at fair value, excluding warrants and equity investments, was as follows:

Credit Grading at Fair Value, Q2 2020 - Q2 2019 ($ in millions)

	Q2 2020		Q1 2020		Q4 2019		Q3 2019		Q2 2019
Grade 1 - High	$443.6	20.1%	$390.4	17.7%	$387.3	18.0%	$237.9	11.4%	$256.2	12.4%
Grade 2	$877.9	39.6%	$818.1	37.3%	$1,180.5	55.0%	$1,331.2	64.0%	$1,317.7	63.9%
Grade 3	$849.7	38.3%	$917.2	41.8%	$509.9	23.7%	$479.0	23.1%	$413.0	20.1%
Grade 4	$25.0	1.1%	$54.3	2.5%	$69.0	3.2%	$29.7	1.4%	$67.8	3.3%
Grade 5 - Low	$20.1	0.9%	$15.5	0.7%	$1.8	0.1%	$2.1	0.1%	$6.9	0.3%

Weighted Avg.	2.30		2.34		2.15		2.17		2.18

Non-Accruals

Non-accruals increased as a percentage of the overall investment portfolio in the second quarter of 2020. As of June 30, 2020, the Company had five (5) debt investments on non-accrual with an investment cost and fair value of approximately $61.1 million and $11.5 million, respectively, or 2.4% and 0.5% as a percentage of the Company’s total investment portfolio at cost and value, respectively.

Compared to March 31, 2020, the Company had four (4) debt investments on non-accrual with an investment cost and fair value of approximately $20.4 million and $0.4 million, respectively, or 0.8% and 0.0% as a percentage of the total investment portfolio at cost and value, respectively.

	Q2 2020	Q1 2020	Q4 2019	Q3 2019	Q2 2019

Total Investments at Cost	$2,501.4	$2,466.3	$2,402.0	$2,336.3	$2,315.7

Loans on non-accrual as a % of Total Investments at Value	0.5%	0.0%	0.0%	0.1%	0.2%

Loans on non-accrual as a % of Total Investments at Cost	2.4%	0.8%	0.4%	0.4%	0.4%

Liquidity and Capital Resources

In February 2020, the Company announced a private offering totaling $120.0 million in aggregate principal amount of $50.0 million 4.28% Notes due February 2025 (the “February Notes”) and $70.0 million 4.31% Notes due June 2025 (the “June Notes”). The issuance of $50.0 million of the February Notes occurred on February 5, 2020 and the issuance of $70.0 million of the June Notes occurred on June 3, 2020.

The Company ended Q2 2020 with $510.9 million in available liquidity, including $35.9 million in unrestricted cash and cash equivalents, and $475.0 million in available credit facilities, subject to existing terms and advance rates and regulatory and covenant requirements.

During the three months ending June 30, 2020, the Company sold 3.6 million shares of common stock under the equity ATM program, for total accumulated net proceeds of approximately $38.7 million, including $352,000 of offering expenses, all accretive to net asset value. During the six months ending June 30, 2020, the Company sold approximately 5.97 million shares of common stock, which were issued under the equity ATM program, for total accumulated net proceeds of approximately $73.9 million, including $714,000 of offering expenses, all accretive to net asset value. As of July 29, 2020, approximately 16.5 million shares remain available for issuance and sale under the Equity Distribution Agreement.

Bank Facilities

As of June 30, 2020, there were no outstanding borrowings under the Hercules’ $400.0 million committed credit facility with Union Bank as Agent and no outstanding borrowings under the Hercules’ $75.0 million committed credit facility with Wells Fargo Capital Finance.

Leverage

As of June 30, 2020, Hercules’ GAAP leverage ratio, including its Small Business Administration “SBA” debentures, was 110.0%. Hercules’ regulatory leverage, or debt-to-equity ratio, excluding its SBA debentures, was 100.5% and net regulatory leverage, a non-GAAP measure (excluding cash of approximately $35.9 million), was 97.4%. Hercules’ net leverage ratio, including its SBA debentures, was 106.9%.

Available Unfunded Commitments – Representing 6.7% of Total Assets

The Company’s unfunded commitments and contingencies consist primarily of unused commitments to extend credit in the form of loans to select portfolio companies. A portion of these unfunded contractual commitments are dependent upon the portfolio company reaching certain milestones in order to gain access to additional funding. Furthermore, our credit agreements contain customary lending provisions that allow us relief from funding obligations for previously made commitments. In addition, since a portion of these commitments may also expire without being drawn, unfunded contractual commitments do not necessarily represent future cash requirements.

As of June 30, 2020, the Company had $165.1 million of available unfunded commitments at the request of the portfolio company and unencumbered by any milestones, including undrawn revolving facilities, representing 6.7% of Hercules’ total assets. This increased from the previous quarter of $134.7 million of available unfunded commitments or 5.6% of Hercules’ total assets.

Existing Pipeline and Signed Term Sheets

After closing $266.2 million in new debt and equity commitments in Q2 2020, Hercules has pending commitments of $150.3 million in signed non-binding term sheets outstanding as of July 28, 2020. Since the close of Q2 2020 and as of July 28, 2020, Hercules has closed new debt and equity commitments of $10.0 million and funded $15.0 million.

Signed non-binding term sheets are subject to satisfactory completion of Hercules’ due diligence and final investment committee approval process as well as negotiations of definitive documentation with the prospective portfolio companies. These non-binding term sheets generally convert to contractual commitments in approximately 90 days from signing. It is important to note that not all signed non-binding term sheets are expected to close and do not necessarily represent future cash requirements or investments.

Net Asset Value

As of June 30, 2020, the Company’s net assets were $1.16 billion, compared to $1.10 billion at the end of Q1 2020. NAV per share increased 2.7% to $10.19 on 114.2 million outstanding shares of common stock as of June 30, 2020, compared to $9.92 on 110.6 million outstanding shares of common stock as of March 31, 2020. The increase in NAV per share was primarily attributed to the unrealized appreciation due to the mark-to-market recovery on our public equity and warrant investments, as well as our private equity, warrant and debt investments, plus net accretion of $0.04 per share to NAV on ATM offering and stock-based compensation.

Interest Rate Sensitivity

Hercules has an asset sensitive debt investment portfolio with 97.9% of our debt investment portfolio being priced at floating interest rates as of June 30, 2020, with a Prime or LIBOR-based interest rate floor, combined with 100% of our outstanding debt borrowings bearing fixed interest rates, leading to higher net investment income sensitivity.

Based on Hercules’ Consolidated Statement of Assets and Liabilities as of June 30, 2020, the following table shows the approximate annualized increase/(decrease) in components of net income resulting from operations of hypothetical base rate changes in interest rates, such as Prime Rate, assuming no changes in Hercules’ debt investments and borrowings. These estimates are subject to change due to the impact from active participation in the Company’s equity ATM program and any future equity offerings.

(in thousands)	Interest	Interest	Net	EPS(2)
Basis Point Change	Income(1)	Expense	Income
(75)	$(650)	$(180)	$(470)	$-
(50)	$(492)	$(120)	$(372)	$-
(25)	$(307)	$(60)	$(247)	$-
25	$1,663	$60	$1,603	$0.01
50	$3,363	$120	$3,243	$0.03
75	$5,062	$180	$4,882	$0.04
100	$6,888	$240	$6,648	$0.06
200	$17,051	$479	$16,572	$0.15

(1) Source: Hercules Capital Form 10-Q for Q2 2020

(2) EPS calculated on basic weighted shares outstanding of 111,588.  Estimates are subject to change due to impact from active participation in the Company's equity ATM program and any future equity offerings.

Existing Equity and Warrant Portfolio

Equity Portfolio

Hercules held equity positions in 53 portfolio companies with a fair value of $125.7 million and a cost basis of $191.6 million as of June 30, 2020. On a fair value basis, 19.1% or $23.9 million is related to existing public equity positions.

Warrant Portfolio

Hercules held warrant positions in 103 portfolio companies with a fair value of $21.5 million and a cost basis of $30.8 million as of June 30, 2020. On a fair value basis, 32.6% or $7.0 million is related to existing public warrant positions.

Portfolio Company IPO and M&A Activity in Q2 2020

IPO Activity

As of July 27, 2020, Hercules held debt, warrant or equity positions in five (5) portfolio companies that had filed Registration Statements in contemplation of a potential IPO, including:

●	Four (4) portfolio companies filed confidentially under the JOBS Act.

●

In July 2020, Hercules portfolio company Oak Street Health, Inc., a fast-growing network of value-based, primary care centers for adults on Medicare, filed a registration statement on Form S-1 with the U.S. Securities and Exchange Commission for a proposed initial public offering of shares of its common stock and intends to list its common stock on the New York Stock Exchange under the symbol “OSH.” Oak Street Health had previously filed confidentially under the JOBS Act.

There can be no assurances that companies that have yet to complete their IPOs will do so.

M&A Activity

●

In May 2020, Hercules’ portfolio company Machine Zone, a game developer best known as the developer of top-grossing mobile games including Game of War: Fire Age, Mobile Strike and Final Fantasy XV: A New Empire, announced that it has entered into a definitive agreement to be acquired by AppLovin, a mobile games company that fuels many of the world's most popular mobile games through its game studios and marketing technology. Terms of the acquisition were not disclosed. Hercules initially committed $100.0 million in venture debt financing in April 2015.

●

In May 2020, Hercules’ portfolio company Metuchen Pharmaceuticals, LLC, a privately held biopharmaceutical company focused on identifying, developing, acquiring, and commercializing innovative therapeutics for men’s health conditions, announced that they have entered into a definitive merger agreement with Neurotrope Bioscience, Inc. (NASDAQ: NTRP), a clinical-stage biopharmaceutical company that has historically worked to develop novel therapies for neurodegenerative diseases, to form a new holding company to be renamed Petros Pharmaceuticals, Inc. Petros is expected to become a Nasdaq traded company focused solely on men’s health conditions. The transaction has been approved by the boards of directors of both companies. The merger is expected to close during the third quarter of 2020, subject to customary closing conditions, including the approval of the merger agreement by the shareholders of Neurotrope. Hercules initially committed $45.6 million in venture debt financing in September 2016.

●

In June 2020, Hercules’ portfolio company Lastline Inc., the leader in AI-powered network detection and response, was acquired by VMware, Inc. (NYSE: VMW), a leading innovator in enterprise software. Terms of the acquisition were not disclosed. Hercules initially committed $6.0 million in venture debt financing in June 2019.

●

In July 2020, Hercules’ portfolio company Postmates Inc., a leader in on-demand food delivery, announced that they have reached a definitive agreement to be acquired by Uber Technologies, Inc. (NYSE: UBER), a ride-hailing company offering services that include peer-to-peer ridesharing, ride service hailing, and food delivery, for approximately $2.65 billion in an all-stock transaction. Hercules initially committed $20.0 million in venture debt financing in July 2018 and currently holds warrants for 189,865 shares of common stock as of June 30, 2020.

Subsequent Events

1.	As of July 28, 2020, Hercules has:

a.	Funded $15.0 million to new and existing commitments since the close of the second quarter 2020.

b.	Pending commitments (signed non-binding term sheets) of $150.3 million.

The table below summarizes our year-to-date closed and pending commitments as follows:

Closed Commitments and Pending Commitments (in millions)
January 1 – June 30, 2020 Closed Commitments(a)	$523.0
Q3 2020 Closed Commitments (as of July 28, 2020)(a)	$10.0
Year-to-Date 2020 Closed Commitments	$533.0
Q3 2020 Pending Commitments (as of July 28, 2020)(b)	$150.3
Year-to-Date 2020 Closed and Pending Commitments	$683.3

Notes:

a.

Closed Commitments may include renewals of existing credit facilities. Not all Closed Commitments result in future cash requirements. Commitments generally fund over the two succeeding quarters from close.

b.	Not all pending commitments (signed non-binding term sheets) are expected to close and do not necessarily represent any future cash requirements.

Conference Call

Hercules has scheduled its second quarter 2020 financial results conference call for July 30, 2020 at 2:00 p.m. PT (5:00 p.m. ET). To listen to the call, please dial (877) 304-8957 (or (408) 427-3709 internationally) and reference Conference ID: 1268909 if asked, approximately 10 minutes prior to the start of the call. A taped replay will be made available approximately three hours after the conclusion of the call and will remain available for seven days. To access the replay, please dial (855) 859-2056 or (404) 537-3406 and enter the passcode 1268909.

About Hercules Capital, Inc.

Hercules Capital, Inc. (NYSE: HTGC) is the leading and largest specialty finance company focused on providing senior secured venture growth loans to high-growth, innovative venture capital-backed companies in a broad variety of technology, life sciences and sustainable and renewable technology industries. Since inception (December 2003), Hercules has committed more than $10.5 billion to over 500 companies and is the lender of choice for entrepreneurs and venture capital firms seeking growth capital financing. Companies interested in learning more about financing opportunities should contact info@htgc.com, or call 650.289.3060.

Hercules’ common stock trades on the New York Stock Exchange (NYSE) under ticker symbol HTGC. In addition, Hercules has two retail bond issuances of 5.25% Notes due 2025 (NYSE: HCXZ) and 6.25% Notes due 2033 (NYSE: HCXY).

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You should understand that under Section 27A(b)(2)(B) of the Securities Act of 1933, as amended, and Section 21E(b)(2)(B) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to forward-looking statements made in periodic reports we file under the Exchange Act.

The information disclosed in this press release is made as of the date hereof and reflects Hercules’ most current assessment of its historical financial performance. Actual financial results filed with the SEC may differ from those contained herein due to timing delays between the date of this release and confirmation of final audit results. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties, including the uncertainties surrounding the current market volatility, and other factors the Company identifies from time to time in its filings with the SEC. Although Hercules believes that the assumptions on which these forward-looking    statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Hercules assumes no obligation to update the forward-looking statements for subsequent events.

Contact:

Michael Hara

Investor Relations and Corporate Communications

Hercules Capital, Inc.

650-433-5578

mhara@htgc.com

HERCULES CAPITAL, INC.
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(dollars in thousands, except per share data)

	June 30, 2020	December 31, 2019
Assets
Investments:
Non-control/Non-affiliate investments (cost of $2,347,547 and $2,248,524, respectively)	$2,297,180	$2,232,972
Control investments (cost of $65,227 and $65,333, respectively)	54,431	59,746
Affiliate investments (cost of $88,584 and $88,175, respectively)	11,910	21,808
Total investments in securities, at value (cost of $2,501,357 and $2,402,032, respectively)	2,363,521	2,314,526
Cash and cash equivalents	35,884	64,393
Restricted cash	33,599	50,603
Interest receivable	19,458	20,207
Right of use asset	10,492	11,659
Other assets	5,547	580
Total assets	$2,468,501	$2,461,968

Liabilities
Accounts payable and accrued liabilities	$29,162	$30,306
Operating lease liability	10,178	11,538
SBA Debentures, net (principal of $110,250 and $149,000, respectively)(1)	109,808	148,165
2022 Notes, net (principal of $150,000 and $150,000, respectively)(1)	148,776	148,514
July 2024 Notes, net (principal of $105,000 and $105,000, respectively)(1)	103,795	103,685
February 2025 Notes, net (principal of $50,000 and $0, respectively)(1)	49,465	—
2025 Notes, net (principal of $75,000 and $75,000, respectively)(1)	73,161	72,970
June 2025 Notes, net (principal of $70,000 and $0, respectively)(1)	69,217	—
2033 Notes, net (principal of $40,000 and $40,000, respectively)(1)	38,555	38,501
2027 Asset-Backed Notes, net (principal of $200,000 and $200,000 respectively)(1)	197,448	197,312
2028 Asset-Backed Notes, net (principal of $250,000 and $250,000, respectively)(1)	247,511	247,395
2022 Convertible Notes, net (principal of $230,000 and $230,000, respectively)(1)	227,395	226,614
Credit Facilities	—	103,919
Total liabilities	$1,304,471	$1,328,919

Net assets consist of:
Common stock, par value	115	108
Capital in excess of par value	1,223,263	1,145,106
Total distributable earnings (loss)	(59,348)	(12,165)
Total net assets	$1,164,030	$1,133,049
Total liabilities and net assets	$2,468,501	$2,461,968

Shares of common stock outstanding ($0.001 par value, 200,000,000 authorized)	114,230	107,364
Net asset value per share	$10.19	$10.55

(1) The Company’s SBA Debentures, February 2025 Notes, June 2025 Notes, 2033 Notes, 2025 Notes, 2022 Notes, 2027 Asset-Backed Notes, 2028 Asset-Backed Notes, 2022 Convertible Notes, and July 2024 Notes, as each term is defined herein, are presented net of the associated debt issuance costs for each instrument.

HERCULES CAPITAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Investment income:
Interest income
Non-control/Non-affiliate investments	$62,667	$59,932	$128,005	$113,872
Control investments	731	1,040	1,377	2,064
Affiliate investments	157	738	377	1,247
Total interest income	63,555	61,710	129,759	117,183
Fee income
Commitment, facility and loan fee income
Non-control/Non-affiliate investments	3,511	5,028	7,707	7,478
Control investments	5	4	10	8
Affiliate investments	—	72	—	160
Total commitment, facility and loan fee income	3,516	5,104	7,717	7,646
One-time fee income
Non-control/Non-affiliate investments	897	2,450	4,111	3,230
Total one-time fee income	897	2,450	4,111	3,230
Total fee income	4,413	7,554	11,828	10,876
Total investment income	67,968	69,264	141,587	128,059
Operating expenses:
Interest	15,076	13,515	29,608	26,070
Loan fees	1,650	1,646	3,444	4,655
General and administrative
Legal expenses	991	1,963	1,860	2,626
Tax expenses	899	593	2,034	891
Other expenses	3,973	3,239	7,998	6,431
Total general and administrative	5,863	5,795	11,922	9,948
Employee compensation
Compensation and benefits	7,180	9,190	15,394	15,813
Stock-based compensation	2,515	3,851	4,955	7,273
Total employee compensation	9,695	13,041	20,349	23,086
Total operating expenses	32,284	33,997	65,323	63,759
Net investment income	35,684	35,267	76,264	64,300
Net realized gain (loss) on investments
Non-control/Non-affiliate investments	141	4,271	7,108	8,826
Total net realized gain (loss) on investments	141	4,271	7,108	8,826
Net change in unrealized appreciation (depreciation) on investments
Non-control/Non-affiliate investments	23,613	9,794	(34,816)	41,884
Control investments	2,642	808	(5,209)	(2,068)
Affiliate investments	(315)	(2,009)	(10,305)	(3,226)
Total net unrealized appreciation (depreciation) on investments	25,940	8,593	(50,330)	36,590
Total net realized and unrealized gain(loss)	26,081	12,864	(43,222)	45,416
Net increase(decrease) in net assets resulting from operations	$61,765	$48,131	$33,042	$109,716
Net investment income before investment gains and losses per common share:
Basic	$0.32	$0.36	$0.69	$0.66
Change in net assets resulting from operations per common share:
Basic	$0.55	$0.49	$0.29	$1.13
Diluted	$0.55	$0.49	$0.29	$1.12
Weighted average shares outstanding:
Basic	111,558	98,223	110,256	97,226
Diluted	111,729	98,737	110,504	97,630
Distributions paid per common share:
Basic	$0.32	$0.33	$0.72	$0.64